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
                                   EXHIBIT 11


                                CLX ENERGY, INC.
                   Computation of Net Income (Loss) Per Share


                                                Year ended
                                               September 30,
                                         -----------------------
                                             2001        2000
                                         ------------  ---------
Income (loss) before extraordinary item  $(   40,930)    210,558

Extraordinary gain                            45,470           -
                                         ------------  ---------

Net income                               $     4,540     210,558
                                         ============  =========

Weighted average number of common
  shares outstanding                       2,634,115   2,637,031

Common equivalent shares
  representing shares issuable
  upon exercise of outstanding
  options                                     49,242      53,572
                                         ------------  ---------

                                           2,683,357   2,690,603
                                         ============  =========

 Net income (loss) per share
    Basic:
       Income (loss) from operations     $(     0.02)       0.08
       Extraordinary gain                       0.02           -
                                         ------------  ---------

       Net income                        $      0.00        0.08
                                         ============  =========

    Diluted:
       Income (loss) from operations     $(     0.02)       0.08
       Extraordinary gain                       0.02           -
                                         ------------  ---------

       Net income                        $      0.00        0.08
                                         ============  =========

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